Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-122428, 333-124624, 333-149388, 333-158731, 333-175813, and 333-197627 on Form S-8 and Registration Statements Nos. 333-123450, 333-202126, and 333-205834 on Form S-3 of our reports dated February 10, 2016, relating to the consolidated financial statements and financial statement schedule of NorthWestern Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 10, 2016